Exhibit 99.1

FOR IMMEDIATE RELEASE
August 3, 2011
PDC Energy Increases 2011 Capital Budget and 2011 Production Guidance, Expands Horizontal Niobrara Inventory, and Reports Continued Success in the Horizontal Niobrara and Marcellus Shale
DENVER, CO, August 3, 2011: Petroleum Development Corporation (dba PDC Energy) (“PDC” or the “Company”) (NASDAQ:PETD) today announced the Company has expanded its 2011 capital budget and increased production guidance for the year. PDC also increased its horizontal Niobrara drilling inventory and reported continued success in its horizontal Niobrara and Marcellus Shale plays.
2011 Capital Budget
PDC recently approved an increase in the Company’s 2011 developmental capital budget from approximately $206 million to $293 million. The majority of the additional capital will be allocated to the liquid-rich Wattenberg Field, including an expansion of the horizontal Niobrara program, and the Permian Basin. The Company plans to drill a total of 147 vertical wells and 25 horizontal wells (16 Niobrara, 9 Marcellus) as well as execute on 181 refracs and recompletes under its expanded 2011 capital program.
In addition to the new developmental capital budget, $73 million is expected to be invested in partnership repurchases and $31 million is budgeted for exploration, leasehold and other miscellaneous capital expenditures for 2011. The total capital budget for 2011 is now $397 million.
2011 Production
The Company expects 2011 production to grow approximately 24% from 2010 production of 37.6 billion cubic feet equivalent (Bcfe) to 46.5 Bcfe. This production growth exceeds prior 2011 guidance of 44.9 Bcfe, and is expected to come from the Wattenberg Field including the horizontal Niobrara development, Permian Basin and Marcellus Shale development, as well as from the partnership repurchase program.
Wattenberg Field
PDC recently spud its ninth horizontal Niobrara well and is experiencing promising results from both the core Wattenberg Field and prospect areas outside the core. Five wells have been turned to sales. These five wells had an average 24-hour initial production (“IP”) rate of 623 barrels of oil equivalent per day (Boe/d) and an average 30-day IP rate of 412 Boe/d. These early rates are exceeding the Company’s initial type curve estimate of 290 thousand barrels of oil equivalent (“Mboe”) per well for its horizontal Niobrara program. Production from this program currently averages 76% oil and natural gas liquids and 24% natural gas.

				Average 30-Day
		Turn	24-Hour IP Rate	IP Rate
Well Name	Spud Date	In-Line Date	(Boe/d)	(Boe/d)
Rickards 41-10H	10/18/10	1/6/11	625	320
Tracy #31-23H	2/28/11	4/16/11	559	436
Wilson 34-34H	3/15/11	4/26/11	758	544
Frank Trust 11-11H	3/28/11	5/16/11	437	258
Frank Trust 14-36H	4/11/11	6/3/11	736	501
Drill times on the 4,000 foot horizontal laterals (11,200 foot measured depth) in these areas averaged less than ten days from spud to total depth. Current well costs are approximately $4.2 to $4.5 million per well depending on final completion design. Typical frac designs entail approximately 16 stages per horizontal well. The Company anticipates a total of 16 horizontal Niobrara wells to be spud and approximately 14 completions to be executed during 2011.
PDC continues to assess its inventory of horizontal Niobrara opportunities within the core Wattenberg Field. Based on a current assessment of potential locations, the Company has increased its projected inventory from 125 to 350 gross locations.
Marcellus Shale
PDC’s Marcellus joint venture recently initiated its second-half 2011 drilling program of nine horizontal Marcellus wells. Completions are expected to begin in September and will continue throughout the remainder of 2011. Production growth in the Appalachian Basin from this nine well program is expected to be significant as the Company moves through the third and fourth quarters of 2011. Based on results of the initial six wells in this play, the Company anticipates reserves from its Marcellus drilling program to increase from a range of 3 to 5 Bcfe per well, to a range of 3 to 6 Bcfe per well.
Operating plans for the nine well program in the second-half of 2011 are to drill 4,000 to 6,000 foot horizontal laterals with 12 to 18 stages per well, for a total drill and complete cost of approximately $5.2 to $6.4 million. Overall, the most recent horizontal completions contributed to a 118% improvement in Appalachian production in the second quarter of 2011 compared to second quarter 2010.
Barton R. Brookman, Senior Vice President — Exploration and Production, commented, “We are very pleased with our operating team’s execution in the development of both the horizontal Niobrara and Marcellus Shale programs. We believe our horizontal Niobrara drill times have been in-line with the best drill times in the Basin, and our Marcellus team continues to optimize drilling and completions. Additionally, our Permian Basin drilling program and production are both on pace and in-line with prior guidance. Results from this liquids-rich area are very favorable, and we are extremely pleased with the operating team we have assembled for this basin.”
Piceance Basin
As part of the expanded capital budget, the Piceance drilling program has been increased from 12 to 17 wells. These additional five wells are being drilled in order to obtain further reserve and production data on the Company’s SuperFrac completion pilot program initiated in late 2010. Early results from these completions are encouraging. PDC plans to release the drilling rig after drilling

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the five additional wells and spend the remainder of the year testing the SuperFrac completions. The Company’s plan is to return to drilling in mid-year 2012.
James M. Trimble, President and Chief Executive Officer, stated, “We are extremely pleased with the recent results from our key operating areas and are particularly excited that our horizontal Niobrara inventory continues to expand. These combined factors led us to increase our 2011 capital budget, and places the Company in a solid position to execute on our production growth plans for the remainder of 2011 and into 2012.”
Second Quarter 2011 Reporting
The Company plans to report second quarter 2011 results before market open on Thursday, August 4, 2011, followed that morning by the Company’s second quarter conference call scheduled for 11:00 a.m. EDT. Conference call details and materials will be available on the Company’s website, www.petd.com, at the time of the call.
Upcoming Conference Presentation
PDC is scheduled to present at EnerCom’s Oil and Gas Conference® 16 in Denver, Colorado on August 16, 2011. Please see the Company’s website at www.petd.com for full details and webcast information.
About PDC Energy
PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and crude oil. Its operations are focused in the Rocky Mountain region with additional operations in the Appalachian and Permian Basins. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition and results of operations. These statements and all other statements other than statements of historical facts included in and incorporated by reference into this press release are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, projects and similar expressions or variations of such words are intended to identify forward-looking statements herein. Such statements include those regarding the Company’s future financial and operating results; estimated natural gas and oil production and reserves; expected production growth trend throughout the year for the Company’s horizontal programs in the Marcellus and Niobrara areas, the Permian Basin and due to the partnership repurchase program; operating, development and exploration plans, including the number of wells the Company plans to drill and the number of refracs, spuds and recompletes in 2011 under the expanded capital program; expected timing of such completions; increase in reserves from the Marcellus drilling program as a result of the expanded capital program; the Company’s plan to release the Piceance basin rig after drilling the five additional wells, and the Company’s plan to return to drilling in mid-year 2012; the success of our horizontal Niobrara drill times; the timing and closing, if consummated, of the mergers of the four 2003 partnerships and single 2002 partnership; the amount expected to be invested in such repurchases; anticipated liquidity and capital expenditures; availability of capital and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this release reflect the Company’s good faith judgment,

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such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important risk factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:
•	changes in production volumes and worldwide demand;

•	volatility of commodity prices for natural gas and oil;

•	changes in estimates of proved reserves;

•	inaccuracy in reserve estimates and expected production rates;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the future cash flow, liquidity and financial position of the Company;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies, services and personnel at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry PDC’s production and the impact of these facilities on price;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws;

•	the impact of weather and the occurrence of disasters such as fires, floods and other events and natural disasters and governmental responses to such events;

•	competition in the oil and gas industry;

•	the success of prospect development and property acquisition by the Company;

•	the success of the Company in marketing oil and gas;

•	the effect of natural gas and oil derivative activities and plans;

•	conditions in the capital markets;

•	losses possible from pending or future litigation; and

•	the success of strategic plans, expectations and objectives for future operations of the Company.
Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2010 annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on February 24, 2011, as amended on April 21, 2011 and May 18, 2011, and other subsequent filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Ron Wirth
Director of Investor Relations
303-860-5830
rwirth@petd.com

Marti Dowling
Manager Investor Relations
303-831-3926
ir@petd.com
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